Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Announces Submission of Responses to the

EMA Day 120 List of Questions for the ADASUVE™ MAA

Mountain View, California - July 18, 2012 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has submitted its responses regarding the ADASUVE Marketing Authorization Application (MAA) to the European Medicines Agency (EMA). In March 2012, Alexza received the Committee for Medicinal Products for Human Use Consolidated List of Questions (Day 120 List of Questions) regarding Alexza’s ADASUVE MAA. In May 2012, Alexza and its European corporate partner, Grupo Ferrer, met with the Rapporteur, Co-Rapporteur and EMA to further understand specifics of the major objections raised in the Day 120 List of Questions. The submitted responses are intended to address the questions outlined in the Day 120 List of Questions. According to the published EMA timetables, Alexza expects to receive the Day 180 List of Outstanding Issues for the ADASUVE MAA in late September 2012.

Alexza also announced today that it has completed the follow-up from the May 2012 EU Pre-Approval Inspection (PAI). This inspection resulted in no findings the EMA classified as Critical or Major deficiencies. The EU PAI resulted in 12 findings classified as Other and 4 recommendations. The EMA has accepted Alexza’s final corrective action plan, and proposed timing for the action plan completion and reporting. Alexza expects to receive its EU Good Manufacturing Practices (GMP) Certificate for its Mountain View, California facility as a result of this outcome.

About Alexza Pharmaceuticals, Inc.

Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. With the Staccato system, a drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)

ADASUVE™ (Staccato loxapine) is Alexza’s lead program, which is being developed for the acute treatment of agitation associated with schizophrenia or bipolar I disorder in adults. Alexza completed and announced positive results from both of its Phase 3 clinical trials and initially submitted the ADASUVE New Drug Application (NDA) in December 2009. In October 2010, the Company received a complete response letter (CRL) from the US Food and Drug Administration (FDA) regarding the application. The Company completed an end-of-review meeting with the FDA in December 2010, a REMS guidance meeting with the FDA in April 2011, and the ADASUVE NDA was resubmitted in August 2011. In December 2011, the

ADASUVE NDA was the subject of an advisory committee meeting. In January 2012, Alexza received notice of a 90-day extension of the PDUFA goal date, from February 4, 2012 to May 4, 2012. In May 2012, Alexza received a second CRL from the FDA regarding the ADASUVENDA and on June 22, 2012, the Company resubmitted the ADASUVE NDA. The resubmitted ADASUVE NDA has a PDUFA goal date of December 21, 2012.

In October 2011, the Company established a commercial partnership for ADASUVE with Grupo Ferrer Internacional, S.A. Grupo Ferrer is a leading pharmaceutical company in Europe with extensive operations in the Americas, and is Alexza’s partner in the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. Alexza filed its ADASUVE Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in October 2011. In July 2012, Alexza submitted is responses to the Committee for Medicinal Products for Human Use Consolidated List of Questions (Day 120 List of Questions).

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com. ADASUVE™ is a registered trademark of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

This press release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the timing and prospects for regulatory approval to market ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries, the Company’s expectation to receive an EU GMP Certificate for its Mountain View, California facility, the adequacy of the Company’s capital to support the Company’s operations, the timing of the FDA’s review of the resubmitted ADASUVE NDA and the eventual prospects that ADASUVE will be approved for marketing in the U.S.. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King
President and CEO
650.944.7634
tking@alexza.com